Exhibit 99.1

Contact:	Ron Parham
Sr. Director of Investor Relations & Corp. Communications
Columbia Sportswear Company
(503) 985-4584

COLUMBIA SPORTSWEAR COMPANY REPORTS FIRST QUARTER 2010 RESULTS;

NET INCOME INCREASES 33 PERCENT ON 10 PERCENT SALES GROWTH;

FALL 2010 ORDER BACKLOG SHOWS 19 PERCENT INCREASE

Highlights:

•

First quarter 2010 net sales increased 10 percent to $300.4 million, compared to first quarter 2009 net sales of $272.0 million, including a 3 percentage point positive effect from changes in foreign currency exchange rates.

•	First quarter 2010 net income was $9.2 million, or $0.27 per diluted share, compared to net income of $6.9 million, or $0.20 per diluted share, for the first quarter of 2009.

•

Global fall 2010 wholesale order backlog was $725.3 million at March 31, 2010, a 19 percent increase compared with March 31, 2009, including a 3 percentage point positive effect from changes in foreign currency exchange rates.

•	The company expects full year 2010 net sales to increase 12 to 14 percent and to generate operating margin of approximately 7 percent.

•	The board of directors declared a quarterly dividend of $0.18 per share, payable on May 27, 2010 to shareholders of record on May 13, 2010.

•	The company’s cash and short-term investments at March 31, 2010 totaled $415.8 million with no long-term debt.

PORTLAND, Ore. — April 22, 2010 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in the active outdoor apparel and footwear industries, today announced net sales of $300.4 million for the quarter ended March 31, 2010, an increase of 10 percent compared to net sales of $272.0 million for the same period of 2009, with 3 percentage points of that increase resulting from changes in foreign currency exchange rates.

First quarter net income totaled $9.2 million, or $0.27 per diluted share, compared with net income of $6.9 million, or $0.20 per diluted share, for the same period of 2009.

Tim Boyle, Columbia’s president and chief executive officer, commented, “Our first quarter results were driven by an 11 percent sales increase in the U.S., resulting primarily from our expanded direct-to-consumer operations. We also benefited from continued growth in our Latin America/Asia Pacific (LAAP) region and renewed growth in Canada. We are encouraged by this early momentum against a backdrop of improved consumer spending and favorable spring weather and, when combined with a 19 percent increase in our fall wholesale backlog, expect to generate record sales in 2010.”

Fall 2010 Wholesale Backlog

As of March 31, 2010, fall wholesale backlog was $725.3 million, 19 percent higher than fall 2009 wholesale backlog of $608.0 million, including a 3 percentage point positive effect from changes in foreign currency exchange rates.

Mr. Boyle commented, “Our strong fall wholesale backlog includes double-digit growth across each of our major brands, each product category and each region. We are encouraged that key retail partners have embraced the launch of our Omni-Heat™ warmth technologies under the Columbia brand and are also responding to accelerating consumer demand for our Sorel brand. Fall backlogs for our Mountain Hardwear and Montrail brands also showed healthy growth. Our focus now turns to managing the timely production and delivery of these strong fall orders and driving consumer demand for each of our major brands through effective marketing in close partnership with our retail customers.”

The 19 percent increase in fall 2010 wholesale backlog consisted of a mid-teens percentage point increase in apparel orders and a mid-forty percentage point increase in footwear orders. U.S. wholesale backlog was up mid-teens on a percentage basis. Canada wholesale backlog increased mid-thirty percent, including a mid-twenty percentage point benefit from changes in foreign currency exchange rates. The Europe, Middle-East & Africa (EMEA) region wholesale backlog increased mid-teens on a percentage basis, including a low single-digit percentage benefit from exchange rates. The LAAP region wholesale backlog increased mid-twenty percent, including a mid-single digit percentage point benefit from exchange rates. Columbia and Mountain Hardwear brand wholesale backlogs each increased mid-teens, while Sorel backlog increased low-sixties on a percentage basis.

Consolidated wholesale backlog, which includes both global spring and fall orders at March 31, 2010, was $872.1 million, 21 percent higher than 2009 consolidated wholesale backlog of $721.6 million, including a 3 percentage point benefit from changes in foreign currency exchange rates.

First Quarter 2010 Results

The 10 percent increase in first quarter 2010 sales compared with the first quarter of 2009 was driven by 11 percent growth in the U.S to $173.2 million; 22 percent growth in the LAAP region to $56.1 million, including an 8 percentage point benefit from changes in foreign currency exchange rates; and 22 percent growth in Canada to $24.2 million, including an 18 percentage point benefit from changes in exchange rates. These increases were partially offset by a 6 percent decline in EMEA region sales to $46.9 million, including a 4 percentage point benefit from changes in exchange rates. (See “Geographical Net Sales” table below.)

Compared with the first quarter of 2009, first quarter 2010 outerwear sales increased 14 percent to $87.6 million, sportswear sales increased 6 percent to $146.4 million, footwear sales increased 15 percent to $46.1 million and accessories and equipment sales increased 19 percent to $20.3 million. (See “Categorical Net Sales” table below.)

Columbia brand sales totaled $267.7 million in the first quarter of 2010, an 11 percent increase compared with the first quarter of 2009. Mountain Hardwear brand sales increased 10 percent to $25.6 million. Sales of Sorel, Montrail and Pacific Trail brand products were insignificant during the first quarter of both years. (See “Brand Net Sales” table below.)

The company ended the first quarter of 2010 with $415.8 million in cash and short-term investments, compared with $299.8 million at March 31, 2009. Inventories were essentially unchanged at $222.7 million at March 31, 2010, compared to $223.7 million at March 31, 2009.

2010 Financial Outlook

The current economic environment, which involves high unemployment rates in many of our key markets and restricted credit markets for consumers and retailers, among other challenges, increases the unpredictability of retailer and consumer demand. In addition, the company’s annual financial performance is heavily reliant on second-half sales volumes, limiting the visibility and predictability of future results. All projections related to anticipated future results are forward-looking in nature and are based on backlog and forecasts, which may change, perhaps significantly.

The company expects full year 2010 net sales to increase between 12 to 14 percent compared with 2009, based primarily on the 19 percent increase in Fall 2010 order backlog, incremental direct-to-consumer sales, actual first quarter results, and the estimated effect of changes in foreign currency exchange rates.

2010 gross margins are expected to increase approximately 100 basis points compared to 2009 gross margins of 42.1 percent, due to a higher proportion of full price sales in our wholesale business, an increased proportion of direct-to-consumer sales, and more favorable foreign currency hedge rates, partially offset by a higher proportion of sales to international distributors and increased costs to expedite production and delivery to customers of the greater-than-planned Fall orders.

Selling, general and administrative expenses are expected to increase approximately 100 basis points as a percentage of sales due to a combination of several factors, including the effect of the company’s retail expansion, reinstatement of personnel and benefit programs that were curtailed or postponed in 2009, incremental costs related to IT infrastructure initiatives in preparation for a new multi-year ERP implementation, increased marketing investments to support the global launch of the company’s Fall 2010 products, transitional costs associated with internalizing the sales organizations in North America and Europe, and the translation effect of foreign currencies.

As a result, full year 2010 operating margin is expected to approximate full year 2009 operating margin of approximately 7 percent. The company currently expects a full-year income tax rate of approximately 28 percent.

The company expects a high-teen percentage increase in second quarter 2010 sales compared with the second quarter of 2009, driven by incremental direct-to-consumer and U.S. wholesale sales and a higher volume of international distributor shipments in the quarter. The second quarter is the company’s lowest volume quarter of the year, which amplifies the effect on income of changes in the timing of shipments and the incremental fixed cost structure of the company’s operations. Consequently, the company expects to incur a higher operating loss in the second quarter of 2010 compared to the second quarter of 2009.

Dividend and Share Repurchase Program

The board of directors approved a dividend of $0.18 per share, payable on May 27, 2010 to shareholders of record on May 13, 2010.

During the first quarter of 2010, the company repurchased approximately 89,500 shares of common stock at an aggregate purchase price of $3.8 million. Through March 31, 2010, the company has repurchased a total of approximately 9.0 million shares at an aggregate purchase price of $411.2 million since the inception of the stock repurchase program in 2004 and approximately $88.8 million remains under the current repurchase authorization. The repurchase program does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Conference Call

The Company will host a conference call on Thursday, April 22, 2010 at 5:00 p.m. Eastern. To participate, please dial 800-851-3059 in the United States, Conference ID #67701142. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com, where it will remain available until July 22, 2010.

About Columbia Sportswear

Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel, footwear, accessories and equipment. Founded in 1938 in Portland, Oregon, Columbia products are sold in more than 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia brand, Columbia Sportswear Company also owns outdoor brands Mountain Hardwear®, Sorel®, Montrail®, and Pacific Trail®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.montrail.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating margins, currency exchange rates, tax rates and planned investments in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this press release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, higher than expected rates of order cancellations, bankruptcies of key customers, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased order cancellations; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our strategic initiatives and retail expansion plans; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or our expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,
	2010	2009
Current Assets:
Cash and cash equivalents	$365,948	$272,112
Short-term investments	49,858	27,705
Accounts receivable, net	198,194	213,486
Inventories, net	222,704	223,701
Deferred income taxes	31,994	28,257
Prepaid expenses and other current assets	35,084	28,696

Total current assets	903,782	793,957

Property, plant and equipment, net	232,248	228,264
Intangibles and other non-current assets	53,952	50,833

Total assets	$1,189,982	$1,073,054

Current Liabilities:
Accounts payable	$79,304	$48,398
Accrued liabilities	63,424	50,089
Deferred income taxes	2,522	1,907
Income taxes payable	5,452	6,374

Total current liabilities	150,702	106,768

Other long-term liabilities	37,770	32,285
Shareholders’ equity	1,001,510	934,001

Total liabilities and shareholders’ equity	$1,189,982	$1,073,054

COLUMBIA SPORTSWEAR COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)
	Three Months Ended March 31,
	2010	2009
Net sales	$300,406	$271,966
Cost of sales	173,102	161,471

Gross profit	127,304	110,495
	42.4%	40.6%

Selling, general, and administrative expense	115,539	102,009
Net licensing income	725	1,908

Income from operations	12,490	10,394

Interest income, net	534	914

Income before income tax	13,024	11,308

Income tax expense	(3,796)	(4,410)

Net income	$9,228	$6,898

Earnings per share:
Basic	$0.27	$0.20
Diluted	0.27	0.20
Weighted average shares outstanding:
Basic	33,733	33,873
Diluted	33,990	33,968

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$9,228	$6,898
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	9,116	8,150
Deferred income taxes	590	(174)
Stock-based compensation	1,545	1,398
Other	(159)	26
Changes in operating assets and liabilities:
Accounts receivable	29,715	80,851
Inventories	(1,060)	27,539
Prepaid expenses and other current assets	(3,299)	728
Accounts payable and accrued liabilities	(26,908)	(65,624)
Other	1,166	(1,010)

Net cash provided by operating activities	19,934	58,782

CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchases of short-term investments	(27,161)	(5,163)
Capital expenditures	(6,056)	(5,161)
Proceeds from sale of property, plant, and equipment	—	1

Net cash used in investing activities	(33,217)	(10,323)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock	(3,838)	(307)
Cash dividends paid	(6,065)	(5,419)
Proceeds from issuance of common stock	435	165
Other	293	10

Net cash used in financing activities	(9,175)	(5,551)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,742	(1,413)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(20,716)	41,495

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	386,664	230,617
CASH AND CASH EQUIVALENTS, END OF PERIOD	$365,948	$272,112

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Capital expenditures incurred but not yet paid	$3,004	$5,180
Proceeds from common stock issuance not yet received	1,202	—

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended March 31,
	2010	2009	% Change
Geographical Net Sales:
United States	$173.2	$156.3	11%
Europe, Middle East, & Africa	46.9	49.8	(6)%
Latin America & Asia Pacific	56.1	46.1	22%
Canada	24.2	19.8	22%

Total	$300.4	$272.0	10%

Categorical Net Sales:
Sportswear	$146.4	$138.2	6%
Outerwear	87.6	76.8	14%
Footwear	46.1	40.0	15%
Accessories & Equipment	20.3	17.0	19%

Total	$300.4	$272.0	10%

Brand Net Sales:
Columbia	$267.7	$241.6	11%
Mountain Hardwear	25.6	23.2	10%
Sorel	4.0	3.0	33%
Other	3.1	4.2	(26)%

Total	$300.4	$272.0	10%

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